Exhibit 19.1
Royalty Pharma plc
Statement of Policy Concerning Trading in Company Securities

Adopted February 1, 2024

TABLE OF CONTENTS
Page No.
I.    Summary of Policy Concerning Trading in Company Securities    1
II.    Procedures for Preventing Insider Trading    1
A.    Pre-Clearance of All Trades by All Officers, Directors and Employees    1
B.    Black-out Periods    2
III.    The Use of Inside Information in Connection with Trading in Securities    3
A.    General Rule.    3
B.    Who Does the Policy Apply To?    4
C.    Other Companies’ Securities.    4
D.    Hedging and Derivatives.    4
E.    Pledging of Securities.    5
F.    General Guidelines.    5
G.    Applicability of U.S. Securities Laws to International Transactions.    6
IV.    Other Limitations on Securities Transactions    7
A.    Rule 144    8
B.    Disgorgement of Profits on Short-Swing Transactions – Section 16(b).    9
C.    Prohibition of Short Sales.    10
D.    Filing Requirements.    10
V.    Rule 10b5-1 Trading Plans    12
A.    Overview    12
B.    Revocation of and Amendments to Trading Plans    13
C.    Discretionary Plans.    13
D.    Reporting (if Required)    14
E.    Options    14
F.    Trading Outside of a Trading Plan.    14
G.    Public Announcements    14
H.    Prohibited Transactions    14
I.    No Section 16 Protection    14
J.    Limitation on Liability    14
VI.    Execution and Return of Certification of Compliance    15
Attachment A: Short-Swing Profit Rule Section 16(b) Checklist    16
Attachment B: Certification of Compliance    17

i

I.SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES
It is Royalty Pharma plc’s and its subsidiaries’ (collectively, the “Company”) policy that it and RP Management LLC, the Company’s external manager (the “Manager”) will, without exception, comply with all applicable laws and regulations in conducting its business. Each officer, director and employee is expected to abide by this policy.1 Individuals subject to this policy are responsible for ensuring that members of their households that they materially financially support also comply with this policy. This policy also applies to any entities controlled by individuals subject to the policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this policy and applicable securities laws as if they were for the individual’s own account. This policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this policy. Questions regarding the policy should be directed to the Company’s Chief Legal Officer.
When carrying out Company business, officers, directors and employees must avoid any activity that violates applicable laws or regulations. As explained in Section III below, “insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. “Inside information” is information that is both “material” and “non-public.” Insider trading is a crime. Insider trading is also prohibited by this policy, and violation of this policy may result in sanctions, including removal or dismissal for cause. In order to avoid even an appearance of impropriety, officers, directors and employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities.
II.PROCEDURES FOR PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.
A.Pre-Clearance of All Trades by All Officers, Directors and Employees.
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of the Company’s shares, the exercise of share options and the sale of shares of the Company issued upon exercise of share options) by officers, directors and employees (each, a “Pre-Clearance Person”) must be pre-cleared via ComplySci (or compliance@royaltypharma.com if you do not have access to ComplySci). Pre-clearance does not relieve anyone of his or her responsibility under the Securities and Exchange Commission (the “SEC”) rules.
1 For the purposes of this policy, the terms directors, officers and employees refer to directors, officers and employees of the Company and RP Management LLC, the Company’s external manager.

A request for pre-clearance may be electronically completed and submitted through a Personal Investments Pre-Clearance Form via ComplySci (or compliance@royaltypharma.com if you do not have access to ComplySci), should be made in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Legal Officer) that he or she is not aware of material nonpublic information about the Company. The Chief Legal Officer, or a person designated by the Chief Legal Officer, shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer or Chief Financial Officer. All trades that are pre-cleared must be effected within two business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Legal Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the two business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.
None of the Company, the Manager, the Chief Legal Officer or the Manager’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance. Notwithstanding any pre-clearance of a transaction, none of the Company, the Manager, the Chief Legal Officer or the Manager’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
B.Black-out Periods.
No officers, directors or employees of the Company and the Manager shall purchase or sell any security of the Company from the end of the day preceding the last day of any fiscal quarter of the Company through the end of the second full trading day after the public release of earnings data for such fiscal quarter. In addition, no officers, directors or employees of the Company and the Manager shall purchase or sell any security of the Company during any other trading suspension period declared by the Company and through such period thereafter as shall be determined by the Chief Legal Officer of the Company.
These prohibitions do not apply to:
1.Purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
2.Exercises of share options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities;
3.bona fide gifts of the Company’s securities; or

4.purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended, (ii) was pre-cleared in advance pursuant to this policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section V below.
Exceptions to the black-out period policy for reasons of exceptional personal hardship are subject to prior review by the Chief Executive Officer and Chief Legal Officer; provided that, if one of these individuals wishes to trade during a black-out period, it shall be subject to prior review by the other.
Note that at times the Chief Legal Officer may determine that no trades may occur when clearance is requested. No reasons may be provided and the suspension of trading itself may constitute material inside information that should not be communicated.
With the exception of the pre-clearance requirement, this policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material
III.THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES
A.General Rule.
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its directors, officers and employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All officers, directors and employees should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an officer, a director or an employee of a company knows material non-public financial information, that officer, director or employee is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the officer, director or employee knows information that will probably cause the share price to change, and it would be unfair for the officer, director or employee to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; important business developments, trial results, developments regarding strategic collaborators or the status of regulatory submissions; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; and significant litigation or regulatory actions.
It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”). In that case, they may both be held liable.
The SEC, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader. In addition, insider trading could result in serious sanctions, including dismissal. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud, also may be violated in connection with insider trading.
Inside information does not belong to the individual directors, officers or employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.
B.Who Does the Policy Apply To?
The prohibition against trading on inside information applies to all officers, directors and employees, and to other people who gain access to that information. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the Company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Individuals subject to this policy are responsible for ensuring that members of their households also comply with this policy. This policy also applies to any entities controlled by individuals subject to the policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this policy and applicable securities laws as if they were for the individual’s own account.
C.Other Companies’ Securities.
All officers, directors and employees who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell securities in such companies until the information becomes public. Officers, directors and employees should not give tips about such securities.
D.Hedging and Derivatives.
All officers, directors and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.
Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the share price will move rapidly. For that reason, when a person trades in options in his or her employer’s shares, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an employee or director to prove that he or she did not know about the announcement or event.
If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company and the Manager prohibit directors and employees from trading in options or other securities involving the Company’s shares. This policy does not pertain to employee share options granted by the Company. Employee share options cannot be traded.
E.Pledging of Securities.
Officers, directors and employees are generally discouraged from pledging the Company’s shares as collateral for a loan. Notwithstanding the foregoing, officers, directors and employees who wish to pledge Company shares as collateral for a loan may do so provided that:

•Officers and directors may not pledge more than 50% of their shares;
•Any loans incurred by officers and directors may not exceed 50% of the value of the shares pledged;
•The Chief Executive Officer and directors may not pledge a number of shares exceeding four days average daily trading volume (ADTV) of the shares at the time of the pledge; and
•Officers other than the Chief Executive Officer may not pledge a number of shares exceeding two days of ADTV at the time of the pledge.

If an officer, director or employee incurs additional indebtedness, the limitations described above must be tested at the time of the draw using the amount of indebtedness outstanding after the incurrence of the additional indebtedness based on the average daily trading volume of the Company’s shares at the time of such draw. If an officer, director or employee sells any pledged shares, the limitations described above must be tested at the time of the sale of such pledged shares using the amount of indebtedness outstanding after the sale of such pledged securities and the average daily trading volume at the time of the sale of such pledged securities. All officers, directors and employees must submit a request for approval to pledge Company shares to the Chief Legal Officer and agree to provide at least quarterly confirmation of compliance with the limitations described above prior to the execution of documents evidencing the proposed pledge. The Chief Legal Officer will provide at least quarterly reports to the Board of Directors, or any committee designated by the Board of Directors, regarding the amount of any loans incurred by officers and directors secured by a pledge of Company shares, and the number of shares pledged.
F.General Guidelines.
The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:
1.Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company or the Manager whose positions require them to know it. In communicating such information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information. Such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.
2.Trading in Company Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of shares and convertible securities. The exercise of employee share options is not subject to this policy. However, shares that were acquired upon exercise of a share option will be treated like any other shares, and may not be sold by an employee who is in possession of material inside information. Unless otherwise approved by the Chief Legal Officer of the Company, any employee or director who possesses material inside information should wait until the start of the third business day after the information has been publicly released before trading.

3.Avoid Speculation. Investing in the Company’s securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its shareholders. Although this policy does not mean that employees or directors may never sell shares, the Company encourages officers, directors and employees to avoid frequent trading in the Company’s securities. Speculating in securities of the Company is not part of the Company culture.
4.Trading in Other Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell securities in that other company because of the likely increase or decrease in the value of its securities.
G.Applicability of U.S. Securities Laws to International Transactions.
All employees are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

IV.OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.Rule 144.
The U.S. Securities Act of 1933 (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.
The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.
1. Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
2. Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.
Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3. Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.
4. Manner of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company securities for his own account on a regular and continuous basis.
5. Notice of Sale. An affiliate seller must file a notice of the proposed sale (a Form 144) with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.
Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.
Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Chief Legal Officer.
If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

B.Disgorgement of Profits on Short-Swing Transactions – Section 16(b).
Section 16 of the Exchange Act applies to directors and officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements”, below). Section 16(b) requires insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits insiders from engaging in short sales (see “Prohibition of Short Sales”, below).
Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a shareholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.
Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.
The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.
The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to review the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” and to consult with the Chief Legal Officer, prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

C.Prohibition of Short Sales.
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Under Section 16(c), insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits officers, directors and employees from selling the Company’s shares short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its shareholders.
D.Filing Requirements.
1.Form 3, 4 and 5. Under Section 16(a) of the Exchange Act, insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s equity securities. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.
All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider.
The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all directors and officers must notify the Chief Legal Officer, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company securities and are strongly encouraged to avail themselves of the assistance available from the Chief Legal Officer’s office in satisfying the reporting requirements.
2.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the shares owned, when coupled with the amount of shares subject to options exercisable within 60 days, exceeds the five percent limit.
3.Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

V.Rule 10b5-1 Trading Plans
A.Overview.
Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s securities (a “Trading Plan”) who acted in good faith with respect to the Trading Plan and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Legal Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) the Company’s securities without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s securities. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company to assist in the preparation and filing of a required Form 4.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section and result in a loss of the exemption set forth herein.

Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of the later of (i) 90 days between the establishment of a Trading Plan and commencement of any transactions under such plan or (ii) two full trading days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified K. An individual may not adopt more than one Trading Plan during any consecutive 12-month period. Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
1.First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
2.Second, the Trading Plan must either: (a) specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold; (b) include a written formula or computer program for determining the amount, price and date of the transactions; or (c) prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s securities under the Trading Plan in question.
3.Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
B.Revocation of and Amendments to Trading Plans.
Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 120 days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the 120-day bar will protect you from possible adverse legal consequences of a Trading Plan revocation.
A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 90 days after the plan amendments are made.
Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

C.Discretionary Plans.
Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.
The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s securities or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s securities once the Trading Plan or other arrangement has been pre-approved.
D.Reporting (if Required).
If required, a Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.
E.Options.
Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s equity plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.
F.Trades Outside of a Trading Plan.
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
G.Public Announcements.
The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

H.Prohibited Transactions.
The transactions prohibited under this policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
I.No Section 16 Protection.
The use of Trading Plans does not exempt participants from complying with the Section 16 reporting rules or liability for short-swing trades.
J.Limitation on Liability.
None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this policy. Notwithstanding any review of a Trading Plan pursuant to this policy, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.
VI.Execution and Return of Certification of Compliance
After reading this Policy, all officers, directors and employees should execute and return to the Company’s Chief Legal Officer the Certification of Compliance form attached hereto as “Attachment B.

ATTACHMENT A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% shareholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Royalty Pharma plc (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.
Sales
    If a sale is to be made by an officer, director or 10% shareholder (or any family member living in the same household or certain affiliated entities):
    1.    Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
    2.    Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?
3.    Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?
    4.    Has a Form 4 been prepared?
    Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?
Purchases and Option Exercises
    If a purchase or option exercise for the Company’s shares is to be made:
    1.    Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
    2.    Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?
    3.    Has a Form 4 been prepared?
    Before proceeding with a purchase or sale, consider whether you are aware of material inside information which could affect the price of the Company’s securities. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Company’s Chief Legal Officer.

ATTACHMENT B

CERTIFICATION OF COMPLIANCE

TO:    Chief Legal Officer

FROM:    __________________________

RE:    Policy Concerning Trading in Company Securities of Royalty Pharma plc

I have received, reviewed and understand the above-referenced Policy Concerning Trading in Company Securities and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Royalty Pharma plc, to comply fully with the policies and procedures contained therein.
I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced policy.

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SIGNATURE    DATE

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